Exhibit 99.1

Contact:

Kearstin Patterson

Director, Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics, Inc. Reports 2010 Third Quarter Earnings Results

Franklin, Tenn. – November 3, 2010 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results as of and for the three and nine months ended September 30, 2010.  For the three months ended September 30, 2010, the Company reported a net loss of $7.8 million, or $0.29 per diluted share, compared to a net loss of $7.9 million, or $0.36 per diluted share, for the same period in 2009.  For the nine months ended September 30, 2010, the Company reported a net loss of $23.9 million, or $1.02 per diluted share, compared to a net loss of $22.3 million, or $1.11 per diluted share, for the same period in 2009.   The Company ended the quarter with $99.4 million of cash and cash equivalents and investments.

“We remain focused on obtaining marketing approval and preparing for the anticipated commercial launch of Augment Bone Graft in the United States and other parts of the world. We believe we remain on track for a FDA Advisory Panel meeting in early 2011, and approval shortly thereafter,” said Samuel Lynch, president and CEO of BioMimetic Therapeutics.  “Successfully meeting these objectives will help position us as a premier high growth orthobiologics company in the musculoskeletal space.”

Recent Product Development and Corporate Highlights

During the third quarter of 2010, the Company made advancements in its product development programs and other critical business areas:

Augment™ Bone Graft

In September 2010, the Company announced that it completed its 100-day Premarket Approval (PMA) application meeting with the Food & Drug Administration (FDA) regarding the review of Augment for the treatment of foot and ankle fusions in the United States.  To date, the FDA has raised no unexpected issues that would impact the timing for an upcoming Orthopedic Advisory Panel meeting or potential approval of Augment.  The Company anticipates that the panel meeting will be held in early 2011.  If the panel determines the product to be safe and effective and if the FDA finds the PMA information satisfactory, the Company expects approval of Augment will occur within six months after the panel meeting.

•         The Company remains focused on preparing for the commercialization of Augment.  During the third quarter, the Company completed a detailed analysis of commercialization infrastructure required for the U.S. launch of Augment and began to implement the necessary systems and capabilities.  In Canada, seventeen institutions have either used or have approved the use of Augment, and the Company remains on track to meet the goal of 20 to 25 unique institutions approved to use the product by year-end.  In       addition, the Company is changing its distribution strategy in Canada and is currently transitioning from a single exclusive distributor to a network of independent sales agents who will be more closely managed by the Company’s Canadian national sales manager.  Currently, the Company anticipates it will have approximately 25 sales representatives covering all of Canada by the end of 2010.

Augment Injectable™ Bone Graft

  In September 2010, the Company received a determination letter from the FDA regarding its request for designation (RFD) for Augment Injectable Bone Graft, the Company’s second generation bone grafting product.  The letter indicated that  Augment Injectable review will follow a medical device pathway, and the Company’s previously filed Investigational Device Exemptions (IDE) for the use of Augment Injectable in treating foot and ankle fusions continues to be assigned to the FDA’s Center for Devices and Radiologic Health’s (CDRH), Division of Surgical, Orthopedic and Restorative Devices for lead review.  The device will be reviewed through the premarket approval process to confirm reasonable assurance of safety and effectiveness. The Company expects to initiate patient enrollment in a U.S. pivotal trial shortly after the anticipated FDA approval of the IDE.  IDE approval is expected to occur around year-end 2010.

Sports Medicine

•         The Company remains on track to initiate a phase I/II clinical trial of its Augment Rotator Cuff product candidate around year-end 2010.  This study will occur in Canada where the product is regulated as a medical device.  The Company previously announced that the FDA concluded that its rotator cuff product candidate should be reviewed as a drug rather than a device.  The Company continues to work with the FDA to seek reclassification of that product candidate to be reviewed as a device.  The Company believes it has designed the initial clinical trial protocol to meet both the medical device and drug requirements for early stage clinical studies.

•         In August 2010, the Company announced that it received orphan drug designation from the FDA for rhPDGF-BB to be used in conjunction with autograft and/or commercially available osteochondral allograft for the treatment of osteochondritis dissecans (OCD) of the knee, elbow or ankle.  OCD is a joint condition in which cartilage, along with a fragment of the bone beneath it (subchondral bone), becomes detached from the end of a bone due to a loss of blood supply.  In addition to a possible seven years of marketing exclusivity from the date of drug approval, drugs that receive orphan drug designation obtain tax credits for clinical investigation costs, marketing application filing fee waivers and assistance from the FDA in the drug development process.  Orphan drug designation does require clinical data to gain market approval authorization through the Investigational New Drug (IND) process.

Corporate

  In September 2010, the Company announced the expansion of its patent portfolio in both the United States and Europe with the addition of two new patents.  The United States Patent and Trademark Office issued patent number 7,799,754 entitled “Compositions and Methods for Treating Bone.”  This patent will cover methods of treating impaired bone to facilitate strengthening and healing of bone using novel compositions of rhPDGF-BB combined with matrix materials having defined characteristics.  Additionally, the European Patent Office has issued patent No. 1812076 entitled “Platelet-Derived Growth Factor Compositions and Methods of Use Thereof.”  The European patent covers compositions of rhPDGF-BB combined with matrix materials having defined characteristics.

Both the United States and the European patents will cover the Company’s recombinant protein-device combination product candidates, including Augment and Augment Injectable.   The new U.S. patent now extends the Company’s protection in the United States for Augment, Augment Injectable until January 2026, and the European patent will provide similar protection in the EU until October 2025.

The Company believes that the new patents will limit the ability of third parties to market similar or generic versions of Augment and Augment Injectable in both the United States and all major EU markets and will significantly enhance its existing patent portfolio.

  In November 2010, the Company was awarded two cash grants totaling $488,959 under the U.S. government’s Qualifying Therapeutic Discovery Project (QTDP) program.  The program, which was created by Congress under the Patient Protection and Affordable Care Act of 2010, provides a tax credit or grant equal to eligible therapeutic discovery project costs and expenses for tax years 2009 and 2010.   The QTDP program is aimed at creating and sustaining high-quality, high-paying jobs in the U.S., while advancing the nation’s competitiveness in life, biological and medical sciences.

“We are pleased with the progress made in the third quarter and feel confident about the continued advancement of our lead product candidate Augment Bone Graft, and our exciting pipeline of products in development, which include Augment Injectable Bone Graft and Augment Rotator Cuff,” continued Dr. Lynch.  “The favorable outcomes of both the 100 day meeting for Augment and the device designation for Augment Injectable are very encouraging and keep our commercial and clinical timelines on track. Additionally, findings from our sports medicine pre-clinical studies have provided further support of the potential of rhPDGF-BB in the sports medicine market, and we look forward to initiating a pilot clinical trial in rotator cuff repair around year end.”

Additional Financial Results

As of September 30, 2010, the Company had approximately $16.0 million in cash and cash equivalents and $83.4 million of investments in U.S. government sponsored enterprise (“GSE”) securities.

For the three and nine months ended September 30, 2010, the Company reported total revenues of $0.4 million and $1.1 million, respectively, consisting of royalty income, sublicense fee income and a training grant.  This is flat compared to total revenues of $0.4 million and $1.1 million, respectively, recorded for the three and nine months ended September 30, 2009.

Research and development expenses totaled $4.4 million for the three months ended September 30, 2010, compared to $5.2 million for the same period in 2009.  For the nine months ended September 30, 2010, research and development expenses totaled $12.5 million, compared to $15.5 million for the same period in 2009.  Research and development expenses include outside professional services expenses, as well as salaries, wages and related benefits, payroll taxes and stock compensation expense, and result primarily from clinical trials of the Company’s orthopedic product candidates in the United States, Canada and the European Union, as well as continuing expenses associated with new and ongoing pre-clinical studies and regulatory filings.  The decrease in 2010 research and development expenses was partially due to decreases in professional services costs related to clinical trials, outside validation consultants, regulatory and outside research and development, which decreased by a combined $0.7 million and $2.5 million for the three and nine months ended September 30, 2010, respectively, since certain clinical trials came to a close in 2009 and certain clinical supplies and services were no longer needed.  In addition, salaries, benefits, payroll taxes, stock compensation expense, recruiting and relocation, freight, small equipment expenses and general activities of the R&D programs decreased by a combined $0.1 million and $0.5 million for the three and nine months ended September 30, 2010, respectively.

General and administrative expenses totaled $2.9 million for the three months ended September 30, 2010, compared to $2.8 million for the same period in 2009.  For the nine months ended September 30, 2010, general and administrative expenses totaled $10.0 million, compared to $7.5 million for the same period in 2009.  The increase in 2010 general and administrative expenses resulted partially from increased professional services costs, consisting mostly of increases to professional fees in preparation for future commercialization activities, which increased by approximately $1.0 million for the nine months ended September 30, 2010, offset by a $0.5 million decrease in legal fees during the three months ended September 30, 2010.  In addition, salaries, wages and related benefits, payroll taxes, stock compensation expense, recruiting & relocation, taxes & licenses, as well as rent, utility and maintenance costs for the Company’s facilities, increased by a combined $0.6 million and $1.5 million for the three and nine months ended September 30, 2010, respectively.

2010 Financial Guidance

Based on current operating plans, forecasted timing and costs of clinical trials and other product development programs, the Company anticipates its 2010 year-end balance of cash, cash equivalents and investments to range from $84.0 to $91.0 million, and anticipates its net cash inflow will be between $9.0 and $16.0 million.  Net loss for the year ending December 31, 2010 is forecasted to be in the range of $34.0 to $41.0 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast on Wednesday, November 3, 2010 at 4:30 p.m. EDT to discuss the third quarter financial results.  A live webcast of the conference call will be available on the Investor Relations section of BioMimetic’s website at www.biomimetics.com.  The webcast will be archived on the website for at least 30 days.

The conference call may be accessed on November 3, 2010 by dialing (877) 224 - 4059 for U.S. and Canada.  The passcode for the call is 21060969.  The international dial in number is (706) 902 - 2069 and the same passcode applies.   Participants should dial in 10 minutes prior to the call.

About BioMimetic Therapeutics

BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company utilizing purified recombinant human platelet-derived growth factor (rhPDGF-BB) in combination with tissue specific matrices as its primary technology platform for promotion of tissue healing and regeneration.  rhPDGF-BB is a synthetic form of one of the body's principal agents to stimulate and direct healing and regeneration.  The mechanism of action of this platform technology suggests it may be effective in a broad array of musculoskeletal applications, including the repair of bone, ligament, tendon and cartilage. Through the commercialization of this technology, BioMimetic seeks to become the leading company in the field of orthopedic regenerative medicine.

In 2005, BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration. Additionally, BioMimetic Therapeutics has completed and continues to sponsor clinical trials with its two lead product candidates Augment™ Bone Graft and Augment™ Injectable Bone Graft in multiple orthopedic bone healing indications including the treatment of foot and ankle fusions and the stimulation of healing of fractures of the wrist.  In November 2009, BioMimetic received approval from Health Canada to begin marketing Augment as an alternative to the use of autograft, the current gold standard in bone grafting, in foot and ankle fusion indications in Canada. In May 2010, the Company’s Pre-Marketing Approval (PMA) application for the approval of Augment Bone Graft was filed with the FDA, and the Company anticipates approval for this product in the United States in 2011.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dental related product and markets it through its Osteohealth Company in the United States and Canada.

For further information contact Kearstin Patterson, director of corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements.  BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

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BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$ 16,040,180	$ 21,543,347
Investments - short term	66,395,995	47,001,504
Receivables - trade	-	78,000
Receivables - other	519,468	612,020
Inventory	1,219,275	1,044,305
Prepaid expenses	633,987	647,156
Total current assets	84,808,905	70,926,332
Investments - long term	17,005,385	6,513,975
Prepaid expenses - long term	8,129	5,418
Property and equipment, net	7,569,786	8,156,842
Capitalized patent license fees, net	1,704,382	2,924,614
Deposits	385,000	385,000
Total assets	$ 111,481,587	$ 88,912,181

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,187,868	$ 2,255,748
Accrued payroll, employee benefits and payroll taxes	2,061,517	2,299,237
Other accrued expenses	339,151	135,070
Current portion of capital lease obligations	40,890	56,520
Deferred revenue	971,188	971,188
Total current liabilities	4,600,614	5,717,763
Accrued rent - related party	419,175	418,305
Capital lease obligations	137,726	174,818
Deferred revenue	14,823,282	15,549,678
Total liabilities	19,980,797	21,860,564

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
no shares issued and outstanding as of September 30, 2010
and December 31, 2009	-	-
Common stock, $0.001 par value; 37,500,000 shares authorized;
27,810,707 shares issued and outstanding as of September 30, 2010;
21,825,028 shares issued and outstanding as of December 31, 2009	27,811	21,825
Additional paid-in capital	208,910,449	160,532,625
Accumulated other comprehensive income	11,436	17,387
Accumulated deficit	(117,448,906)	(93,520,220)
Total stockholders’ equity	91,500,790	67,051,617
Total liabilities and stockholders’ equity	$ 111,481,587	$ 88,912,181

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues:
Royalty income	$ 108,346	$ 129,749	$ 353,636	$ 400,111
Sublicense fee income	244,793	244,793	726,396	726,396
Other income	25,000	-	25,000	-
Total revenues	378,139	374,542	1,105,032	1,126,507
Costs and expenses:
Research and development	4,431,993	5,191,513	12,549,876	15,538,084
General and administrative	2,887,279	2,755,003	9,968,254	7,534,323
Depreciation and capital lease amortization	298,875	333,458	942,767	1,015,424
Patent license fee amortization	547,460	549,025	1,639,718	2,018,444
Total costs and expenses	8,165,607	8,828,999	25,100,615	26,106,275
Loss from operations	(7,787,468)	(8,454,457)	(23,995,583)	(24,979,768)
Interest expense, net	(614)	(103,919)	(2,946)	(264,299)
Investment income, net	36,722	642,243	97,523	2,991,654
Loss on disposal of equipment and other	-	-	(27,680)	-
Loss before income taxes	(7,751,360)	(7,916,133)	(23,928,686)	(22,252,413)
Income taxes	-	-	-	-
Net loss	$ (7,751,360)	$ (7,916,133)	$(23,928,686)	$(22,252,413)
Net loss per common share:
Basic	$ (0.29)	$ (0.36)	$ (1.02)	$ (1.11)
Diluted	$ (0.29)	$ (0.36)	$ (1.02)	$ (1.11)
Weighted average shares used to compute net
loss per common share:
Basic	26,556,843	21,751,983	23,546,635	20,074,256
Diluted	26,556,843	21,751,983	23,546,635	20,074,256